Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259826

PROSPECTUS SUPPLEMENT NO. 1
(to prospectus dated October 6, 2021)

CELLEBRITE DI LTD.

171,729,210 Ordinary Shares
9,666,667 Warrants to Purchase Ordinary Shares
29,666,667 Ordinary Shares Underlying Warrants

This prospectus supplement amends and supplements the prospectus dated October 6, 2021 (the “Prospectus”) which forms a part of our Registration Statement on Form F-1, as amended and supplemented (Registration Statement No. 333-259826). This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the GAAP financial statements tables contained in our report of foreign private issuer on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on November 10, 2021 (the “Form 6-K”). Such tables from the Form 6-K are attached to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares, with par value of NIS 0.00001 per share (“Ordinary Shares”), and warrants to purchase Ordinary Shares (“Warrants”) are traded on The Nasdaq Global Market (“Nasdaq”) under the symbol “CLBT” and “CLBTW,” respectively. The last reported sale price of the Ordinary Shares on November 9, 2021 was $10.20 per share, and the last reported sale price of the Warrants on November 9, 2021 was $2.92 per warrant, as reported on Nasdaq.

You should read the Prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 12 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 10, 2021.

Cellebrite DI Ltd.

Third Quarter 2021 Results Summary

(U.S Dollars in thousands)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	65,887	53,241	178,338	137,745
Gross profit	53,934	43,740	148,117	110,386
Gross margin	81.9%	82.2%	83.1%	80.1%
Operating income (loss)	(3,092)	8,983	9,516	4,150
Operating margin	-4.7%	16.9%	5.3%	3.0%
Cash flow from operations	(8,047)	16,636	6,260	34,396

Cellebrite DI Ltd.

Condensed Consolidated Balance Sheets

(U.S. Dollars in thousands)

	September 30,	December 31,
	2021	2020
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$109,886	$128,709
Restricted cash	-	5,137
Short-term deposits	61,801	108,928
Trade receivables (net of allowance for doubtful accounts of $589 as of September 30, 2021 and $616 as of December 31, 2020)	76,215	66,324
Prepaid expenses and other current assets	14,055	7,439
Contract acquisition costs	4,563	2,979
Inventories	4,808	4,754
Total current assets	271,328	324,270

Non-current assets
Other non-current assets	179	565
Deferred tax assets, net	9,475	7,372
Property and equipment, net	16,392	16,106
Intangible assets, net	8,312	6,611
Goodwill	9,463	9,463
Total non-current assets	43,821	40,117

Total assets	$315,149	$364,387

Liabilities, redeemable convertible preferred shares and shareholders’ equity

Current Liabilities
Trade payables	$5,756	$4,727
Other accounts payable and accrued expenses	51,732	49,112
Deferred revenues	115,017	105,543
Restricted Sponsor Shares liability	55,893	-
Price Adjustment Shares liability	103,338	-
Derivative warrant liabilities	71,984	-
Total current liabilities	403,720	159,382

Long-term liabilities
Liability for employees’ severance benefits	363	366
Other long-term liabilities	6,652	6,191
Long-term deferred revenues	34,398	33,439
Total long-term liabilities	41,413	39,996

Total liabilities	$445,133	$199,378

Redeemable convertible preferred shares	-	101,205

Shareholders’ equity (deficiency)
Share capital	*-	*-
Additional paid-in capital	(156,339)	34,226
Treasury stock, NIS 0.00001 par value; 41,776 ordinary shares	(85)	(85)
Accumulated other comprehensive income	(78)	1,321
Retained earnings	26,518	28,342
Total shareholders’ equity (deficiency)	(129,984)	63,804

Total liabilities, redeemable convertible preferred shares and shareholders’ equity (deficiency)	$315,149	$364,387

*	Less than US$1.

Cellebrite DI Ltd.

Condensed Consolidated Statements of Income

(U.S Dollars in thousands, except share and per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue:
Subscription services	$30,046	$25,841	$88,890	$72,843
Term-license	21,205	9,163	44,340	18,852
Perpetual license and other	6,657	11,838	24,782	30,304
Professional services	7,979	6,399	20,326	15,746
Total revenue	65,887	53,241	178,338	137,745

Cost of revenue:
Subscription services	2,650	2,278	7,324	6,741
Term-license	651	577	1,546	936
Perpetual license and other	2,282	1,930	5,158	6,470
Professional services	6,371	4,716	16,193	13,212
Total cost of revenue	11,954	9,501	30,221	27,359

Gross profit	53,933	43,740	148,117	110,386

Operating expenses:
Research and development	16,427	12,899	46,708	39,606
Sales and marketing	20,123	15,162	55,150	43,542
General and administrative*	20,475	6,696	36,743	23,088
Total operating expenses	57,025	34,757	138,601	106,236

Operating income (loss)	(3,092)	8,983	9,516	4,150
Financial income, net	17,812	417	18,674	1,574
Income before income tax expense	14,720	9,400	28,190	5,724
Income tax expense	6,581	1,279	8,665	2,897
Net income	$8,139	$8,121	$19,525	$2,827

Earnings per share:
Basic	$0.06	$0.04	$0.15	$(0.07)
Diluted	$0.05	$0.03	$0.13	$(0.07)

Weighted average shares outstanding:
Basic	144,845,163	123,378,301	131,086,877	123,513,879
Diluted	163,348,212	157,968,025	148,164,411	123,513,879

Other comprehensive income:
Unrealized gain (loss) on hedging transactions	(174)	(400)	(1,440)	415
Currency translation adjustments	(15)	56	40	54
Total other comprehensive income (loss), net of tax	(189)	(344)	(1,400)	469
Total other comprehensive income	$7,950	$7,777	$18,125	$3,296

*	Including one-time issuance costs

Cellebrite DI Ltd.

Condensed Consolidated Statements of Cash Flow

(U.S. Dollars in thousands)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flow from operating activities:

Net income	$8,139	$8,121	$19,525	$2,827
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Employees’ stock option compensation and RSU’s	1,417	1,825	4,819	5,731
Depreciation and amortization	2,097	1,689	5,277	4,346
Deferred income taxes	(1,338)	378	(1,907)	1,301
Revaluation of derivative warrants	3,539	-	3,539	-
Revaluation of earn out shares	(20,791)	-	(20,791)	-
Increase (decrease) in liability for severance benefits, net	2	2	(1)	1
Increase in trade receivables	(24,357)	(18,259)	(10,648)	(14,134)
Increase in deferred revenue	15,344	16,255	12,652	27,602
Decrease in other non-current assets	4,693	33	385	21
Increase in prepaid expenses and other current assets	(5,687)	(401)	(10,845)	(146)
Decrease (Increase) in inventories	36	403	(87)	(593)
Increase (decrease) in trade payables	1,494	(1,009)	1,200	(3,100)
Increase in other accounts payable and accrued expenses	7,249	6,852	2,679	9,793
Increase in other long-term liabilities	116	747	463	747
Net cash provided by (used in) operating activities	(8,047)	16,636	6,260	34,396

Cash flows from investing activities:

Purchases of property and equipment	(1,479)	(1,162)	(4,333)	(4,789)
Payment related to business combination, net of cash acquired	-	-	-	(15,046)
Asset acquisition	-	-	(3,000)	-
Short term deposits, net	18,047	55,986	47,127	31,830
Net cash provided by investing activities	16,568	54,824	39,794	11,995

Cash flows from financing activities:

Repurchase of common shares	-	-	-	(85)
Payment of dividend	(100,000)	-	(100,000)	(10,000)
Exercise of options to shares	1,174	-	1,361	-
Proceeds from Recapitalization transaction, net	29,298	-	29,298	-
Net cash used in financing activities	(69,528)	-	(69,341)	(10,085)

Net increase (decrease) in cash and cash equivalents and restricted cash	(61,007)	71,460	(23,287)	36,306
Net effect of Currency Translation on cash and cash equivalents	(500)	306	(673)	169
Cash and cash equivalents and restricted cash at beginning of period	171,393	46,392	133,846	81,683
Cash and cash equivalents and restricted cash at end of period	$109,886	$118,158	$109,886	$118,158

Supplemental cash flow information:
Cash paid for taxes	738	699	6,399	1,332
Non-cash activities
Purchase of property and equipment on suppliers’ credit	(119)	58	65	253